Exhibit 99.1

OneMeta and Five9 Sign Independent Software Vendor Program Agreement

BOUNTIFUL, UT / ACCESSWIRE / June 24, 2024 / OneMeta Inc. (www.onemeta.ai) (OTCQB:ONEI), the most innovative and advanced provider of AI-powered translation and transcription services, announced it signed an Independent Software Vendor Program Agreement with Five9. Five9 is one of the leaders in the call center solutions provider marketplace as it uses end-to-end digital engagement, analytics, and workforce optimization to increase agent productivity. Five9 represents over 3,000 enterprise, mid-market, and SMB customers worldwide; with over 350,000 concurrent agent seats, and in 2023 handled over 14 billion recorded call minutes.

Nick Delis, SVP of International and Strategic Sales of Five9 stated “Partnering with OneMeta unlocks vast new opportunities for international sales by leveraging their state-of-the-art AI technology. This collaboration will enhance our global reach, enabling businesses to overcome language barriers and drive growth with unprecedented clarity and efficiency.”

Jessica Shea, ISV Partner Sales Manager of Five9 stated “Partnering with OneMeta opens new avenues for our joint customers to expand internationally by harnessing their cutting-edge AI transcription technology. This collaboration empowers businesses to overcome language barriers, enhancing global communication and driving growth with unmatched precision and clarity.”

Saul Leal, CEO of OneMeta stated “Securing our partnership with Five9, a leading contact center as a service provider, signifies a major milestone for OneMeta’s AI technology. This strategic collaboration empowers Five9’s clients and agents to achieve faster, more efficient, and clearer communication for both translation and transcription. By enhancing the customer experience and operational effectiveness, we are setting a new standard in the industry. We anticipate the roll out of our service during this 3rd quarter and our presence on the Five9 website as a trusted partner marks the beginning of a transformative era.” Mr. Leal continues, “OneMeta is well positioned as we foresee a fundamental shift in the marketplace as more companies recognize and adopt the value of integrating our advanced AI solutions.”

About OneMeta Inc.: We Create a More Understanding World™

OneMeta Inc. is a Multilingual Enablement company focused on breaking down the communication challenges of a world with over 7,100 languages. Its proprietary, end-to-end natural language processing architecture was developed using generative artificial intelligence tools and allows the spoken and written word to be synthesized, translated, and transcribed in less than one second. OneMeta’s products support near-real-time web-based and mobile phone-based conversations, discussions, meetings, and online chats in over 150 languages.

OneMeta Inc.: Speak. Hear. Read. Understand.™

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OneMeta Inc.™ Email: info@onemeta.ai

SOURCE: OneMeta Inc.™